SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2017

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 24, 2017, Bernard H. Clineburg submitted his resignation as a director of United Bankshares, Inc. (“United”) effective August 28, 2017. At that time, Mr. Clineburg became a Director Emeritus and Advisor to the Chairman and Chief Executive Officer of United. Mr. Clineburg’s resignation was not in response to any disagreement with the operations, policies or practices of United.

Item 8.01. Other Events

At its August 28, 2017 board meeting, the Board of Directors of United declared a third quarter dividend of $0.33 per share. The third quarter dividend of $0.33 per share will be for shareholders of record as of September 8, 2017. The dividend will be payable on October 2, 2017.

United’s Board of Directors also approved a new plan to repurchase up to 2 million shares of United’s common stock on the open market at prevailing prices. The new plan replaces the prior repurchase plan approved by United’s Board of Directors in May of 2006. The timing, price and quantity of purchases under the plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. United’s management believes the repurchase plan, depending upon market and business conditions, will provide capital management opportunities and build value for the Company’s shareholders.

Attached as Exhibit 99.1 is a copy of the press release relating to the announcement of the third quarter dividend and new stock repurchase plan, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

99.1	Press Release, dated August 28, 2017, issued by United Bankshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: August 28, 2017	By:	/s/ W. Mark Tatterson
W. Mark Tatterson, Executive Vice
President and Chief Financial Officer